1 Q4 2024 Q1 2024 Q2 2024 Q3 2024 Q 3 Letter to Shareholders PAGAYA TECHNOLOGIES LTD. DATE ISSUED November 12, 2024

2 Q3 Financial Highlights $2.4B Network volume of $2.4 billion was in line with our outlook of $2.3 to $2.5 billion and grew 11% year- over-year. $257M Record total revenue and other income of $257M was in line with our outlook of $250 to $260 million and grew 21% year-over-year, driven primarily by a 24% growth in revenue from fees. $100M Record revenue from fees less production costs (“FRLPC”) of $100 million increased 38% year-over- year. FRLPC as a percentage of network volume (“FRLPC %”) improved 83 basis points year-over- year to 4.3%, in line with our target range of 3.5% to 4.5%. $56M Record adjusted EBITDA of $56 million was in line with our outlook of $50 to $60 million, compared to adjusted EBITDA of $28 million in the third quarter of 2023, driven by the growth in FRLPC and the impact of cost-savings initiatives implemented in June. GAAP operating income was $22 million. $33M Adjusted net income of $33 million excludes the impact of non-cash items such as share-based compensation expense and fair value adjustments. ($2M) Cash flow from operating activities of ($2) million was impacted by one-time items. ($67M) Net loss attributable to Pagaya of $67 million was impacted by non-cash items such as fair value adjustments and share-based compensation. Gal Krubiner | Co-founder and CEO We delivered another set of strong results, with a laser-focus on profitable, sustainable growth. With successful execution of our 2024 strategy, we are well on the way to reach GAAP profitability and cash flow generation during 2025. We have built a franchise that can deliver long-term value for our shareholders, lending and funding partners, and U.S. consumers.” “

3 Driving growth with our existing partners and advancing our new partner pipeline We’re ramping up volumes with existing partners across our Personal Loan, Auto and Point-of-Sale verticals. POS volumes, led by Klarna, increased by over 50% sequentially versus the second quarter of 2024. Enhancing profitability with record fee generation and operating leverage Our FRLPC % reached its highest level in our history at 4.3%, as our platform matures and demand for our product gets stronger. Our highest-earning and most mature vertical – Personal Loan –delivered an FRLPC % of 6.6% in the quarter. Core operating expenses as a % of FRLPC reached 52%, the lowest level in the Company’s history. Capital efficiency driving our lowest risk retention levels in 2 years With AAA-rated personal loan and AA-rated auto loan ABS programs, we’re executing at a lower cost of capital and with more efficient structures, significantly reducing our risk retention levels. Combined with our forward flow, pass-throughs and other capital-efficient structures, our average risk retention level (as a % of network volume) reached 2-3% as we exited the third quarter. Q3 Business Highlights Strengthened balance sheet and liquidity profile, providing fuel for profitable growth We are executing a series of opportunistic transactions, including a $160 million exchangeable notes offering, sale of balance sheet securities, and an upsize of our term loan. Proceeds will refinance ~$270 million of secured borrowing facilities, resulting in an expected $30 million of annualized interest savings and unlocking additional corporate liquidity with the release of high quality collateral. Credit performance over the last 18 months showing strong and stable trends Continued enhancements to our underwriting models over the last 18 months are driving stable credit performance. Cumulative net losses (“CNLs”) for our 2023 personal loan vintages are 20-40% lower than peak levels in 2021, while CNLs for our 2023 auto vintages are 30-50% lower than peak levels in 2022. On track to deliver GAAP profitability during 2025 With successful execution of our 2024 financial strategy – to deliver improved fee generation, operating leverage and capital efficiency – the business is positioned to reach GAAP profitability during 2025.

4 Gal Krubiner Co-founder and CEO Dear Fellow Shareholder, We delivered another set of strong results in the third quarter. Pagaya is now at an annualized run-rate of approximately $1 billion in total revenue, $400 million in FRLPC and $220 million in adjusted EBITDA. Our platform is reaching the next level of scale and profitability - set to deliver positive total cash flow and GAAP profitability during 2025. Underlying this achievement is: • High demand for our product, as a result of the value it creates for lenders: helping them approve more loans and acquire more customers; and • Laser-focused execution of our financial strategy to improve fee generation, drive economies of scale, and enhance funding efficiency Our product is delivering a massive impact on our key markets - enabling billions of dollars in new personal, auto and point-of-sale loan originations annually. Existing lending partners are increasingly relying on Pagaya’s product to expand their businesses. In fact, Pagaya is a critical component of most of our partners’ growth plans for 2025 - which are currently in the process of being finalized. And as we grow alongside our partners, we’re collaborating on introducing new products, like our pre-screen product, to provide their customers new credit opportunities. The concept is simple: when our partners win, we win. As we look ahead to the future growth of our franchise, our pipeline is very robust. Our bank strategy is working. The onboarding of a top 5 bank in our POS vertical continues to progress and Elavon went live on our network just a few days ago. We are currently in term-sheet level discussions with several other top 20 lenders across multiple asset classes, many of which are major banks in the US. Our network is expanding and macro tailwinds are pointing to an expansion of consumer credit in 2025. We’re staying laser-focused on profitability and cash flow generation as we capture these growth opportunities. The business has reached the point at which it can sustainably convert top-line growth into profits and cash flows. This is the outcome of successful execution of our 2024 strategy to drive operating profitability and funding efficiency: 1. Fees earned on every dollar of network volume reached a record level in the third quarter, with cost cuts amplifying the benefits of this growth on our bottom line results; 2. Consistently enhancing our funding execution and diversification through structural improvements to our ABS program and diversifying our funding sources to forward flow (with industry leading partners like Castlelake) and pass-through programs. The material improvement in our funding costs and more efficient structures have created a significant cushion against future impairments on newer vintages, supporting future GAAP profitability potential; and 3. Lastly, we are strengthening our balance sheet with a series of transactions announced in September to refinance high-cost debt, reduce interest expense and unlock additional corporate liquidity.

5 We are continually enhancing our underwriting models. Adjustments to our underwriting models over the last 18 months are resulting in significantly stronger and stable credit performance on our production. As our network data moat grows, we can unlock better returns and higher conversion rates. We have a sustainably profitable business, with growing fees, increasing operating leverage and capital efficiency. As our fee-generating business continues to scale, and with a meaningful cushion in our portfolio against future impairments, we are well on the way to reach GAAP profitability during 2025. We are set up for success, with one of the most in- demand consumer lending technology solutions in the US. Our interconnectedness within the financial ecosystem is deepening. With over $2 trillion of loan applications sent through the Pagaya network to date, we are on track to become a multi-product lending technology enterprise with a multi-trillion dollar addressable market over the next few years. To close, I could not be more confident about the future of our company and our ability to consistently deliver value to US consumers, our partners and our shareholders.

6 Update on our Product and Growth Strategy At its core, our solution provides our partners a catalyst for growth - helping unlock incremental loan conversion and gain new customers. The most common benefits include the maintenance of valuable deposit relationships, increasing approval rates and protecting customer lifetime value through retention. Thus our growth with each integration is more multiplicative than linear. We see progress in monetization ahead of growth in volumes, with FRLPC growth of 38% year-over-year, reaching a record 4.3% of network volume in the third quarter. With an increasingly stable macroeconomic backdrop, lenders are competing for customers and valuable deposit funding, and are leaning on Pagaya as a growth enabler. In Q3, we surpassed a record $200 billion of quarterly application volume. As our 31 partners finalize their plans for 2025, it’s clear that our products will play an integral role. In turn, we expect the ramp-up of our existing partners to be the key driver of our growth in 2025. New Partner Growth Our partner pipeline is strong, with notable brand- name institutions across all asset classes. We expect to continue onboarding 2-4 partners per year. More important than the quantity of partners added on our network is the potential lifetime value of those relationships, especially as we increasingly pursue large enterprise lenders. Some recent structural changes in our pipeline include: Point-of-sale - Demand is exceptionally high for our point-of-sale product, which currently comprises roughly one-third of our partner pipeline. This pipeline includes a mix of major money center banks, regional banks and global payment brands. Regional banks - In light of continued regulatory constraints, regional banks have increasingly approached us to partner with them to create fee-driven growth and boost customer retention, without having to use their balance sheets. Currently, one-third of our partner pipeline is composed of large regional banks across all asset classes. We look forward to helping these banks continue to serve the local and regional needs of American communities.

7 Point-of-sale network volumes accelerating +67% yoy compared to 3Q’23 +51% sequentially compared to 2Q’24 Personal Loan FRLPC reached a record 6.6% of network volume in 3Q’24 Existing Partners Growth In point-of-sale, our volumes grew by 67% year- over-year and 51% sequentially this quarter. Our partnership with Klarna has reached the stage where we expect a significant ramp in volumes and are working to include additional products, focused on larger ticket sizes and longer-duration loans. Elavon, the U.S. Bank POS financing arm, has completed tech onboarding and will begin to contribute to our network volumes in the next quarter. Additionally, we are currently in late stages of onboarding a top-5 money center bank. Auto lending has faced a challenging environment over the last couple of years with a volatile macroeconomic backdrop and vehicle value fluctuations. Returns have now stabilized and our partners are looking to Pagaya to help return to more normalized growth rates. We are primarily focused on premier lenders on our platform, such as Ally, OneMain and WestLake. Over the next 12 months, we expect accelerated growth in this vertical. Personal loans, our flagship segment, has now achieved its highest FRLPC of 6.6% of network volume in the third quarter. Overall partner demand has increased, and we expect this to continue into 2025. In Q1, I mentioned the test phase of the pre- screen product. This product is designed to enable connected partners to offer Pagaya products to their existing book of customers, opening up more lending opportunities across market segments. This product has increased our ability to capture more of the available growth opportunities across our partner network. Our growth is no longer only about adding new partners, it is now driven by continued expansion of existing relationships, broadening out their lending solutions to better retain and monetize their existing customer bases, and boost customer lifetime value with Pagaya’s diverse product offering.

8 Evangelos Perros Chief Financial Officer Executing our financial strategy Our third quarter results continued to reflect consistent execution of our financial strategy, with record results across our key metrics - total revenue of $257 million, FRLPC of $100 million, and adjusted EBITDA of $56 million. We are on track to achieve our two key near-term financial milestones: sustainable total cash flow generation and GAAP profitability during 2025. This is the result of focused execution of the plan we set out at the beginning of the year: • Achieved record FRLPC as a % of network volume of 4.3% as we increased fees across multiple partners and channels; • Reduced core operating expenses by ~$25 million annually, a portion of which was reflected in the third quarter. As a result, core operating expenses as a percentage of FRLPC reached its lowest level since going public, at 52%; • Optimized and diversified our funding program to lower our risk retention requirements - reaching 2-3% of network volume by the end of the quarter - and reduce our exposure to future impairments on our risk retention portfolio; and 4.3% Reached a record FRLPC as a % of network volume of in 3Q’24 • Refinancing high-cost borrowings to reduce interest expense and unlock additional balance sheet liquidity of up to $100 million (in the form of excess cash and the release of high-quality collateral). These actions have created a flywheel of profitable growth which will become visible in our financial results in 2025. We continue to clear out our book of vintages originated in the last three years, which have impacted profitability over the past few quarters. With the continued growth of our business, coupled with the step-change we’ve achieved in capital efficiency, we expect to deliver GAAP profitability during 2025.

9 NETWORK VOLUME Network volume grew by 11% year-over-year to $2.4 billion. Our personal loan business, which grew 15% year-over-year, remained the largest contributor of network volume in 3Q’24 at approximately 58% of the total. TOTAL REVENUE AND OTHER INCOME Total revenue and other income grew 21% year-over- year to a record $257 million. Revenue from fees grew 24% year-over-year to $249 million, primarily driven by higher fees in our personal loan business. Interest and investment income declined $2 million to approximately $8 million reflecting lower interest income from our portfolio of investments in loans and securities. FEE REVENUE LESS PRODUCTION COSTS FRLPC grew 38% year-over-year in the third quarter to a record $100 million and continued to meaningfully outpace network volume and revenue growth. FRLPC as a % of network volume (“FRLPC %”) expanded 83 basis points year-over-year to a record 4.3%, at the high end of our target range of 3.5% to 4.5%. Lending product fees made up 71% of our total FRLPC in the quarter, compared to 60% in 3Q’23. Investor fees made up 29% of our total FRLPC, compared to 40% in 3Q’23. As a reminder, FRLPC % may fluctuate in any given quarter as a result of product, partner and funding mix. In 3Q’24, our personal loan business generated an FRLPC % of 6.6%. Looking forward, we anticipate increased unit economics on our auto and POS businesses in 2025, as we scale these verticals, leveraging the more favorable macro environment. ADJUSTED EBITDA In the third quarter, core operating expenses were flattish year-over-year, while FRLPC grew 38%. On a sequential basis, core operating expenses declined 5%, reflecting the impact of cost-savings initiatives implemented in June of this year. Notably, core operating expenses as a percentage of FRLPC is now at its lowest level since we became a public company, at 52%, down from 72% in the prior year quarter. Total operating expenses increased by $3 million compared to the prior year, primarily due to $12 million of losses on whole loans purchased from past ABS transactions. Adjusted EBITDA increased by $28 million year-over- year to a record $56 million, equating to an adjusted EBITDA margin of 21.8%, up 846 basis points year- over-year. Continued operating leverage is enhancing flow- through of higher fees to our bottom-line, with a 61% incremental adjusted EBITDA margin in the third quarter. Operating income was $22 million in the quarter, while operating cash flow of ($2) million was impacted by one-time items. NET INCOME 119% 117% 113% 84% 72% 67% 66% 57% 52% 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23 1Q24 2Q24 3Q24 Core Opex as % FRLPC Core Opex % of FRLPC Trends 96% 2Q22 Third Quarter 2024 Results

10 Net loss attributable to Pagaya was $67 million in the third quarter, compared to a net loss of $22 million in 3Q’23. Credit-related fair value adjustments, reported in Other Expense, net, amounted to negative $70 million in the quarter, net of non-controlling interest. Interest expense of $27 million reflects the cost of our term loan, revolving credit facility, and our secured borrowings. Share-based compensation expense of $12 million was below our expected range of $15 million to $20 million per quarter, primarily due to lower vesting of RSUs associated with workforce reduction. Adjusted net income was positive for the sixth consecutive quarter at $33 million, which excludes share-based compensation and other non-cash items such as fair value adjustments. CREDIT PERFORMANCE Our credit performance has meaningfully improved over the past two years. We continuously enhance and sharpen our underwriting models as our data advantage grows. We’ve shifted our portfolio over the last 18 months to a more resilient borrower profile, including higher- earning, home-owning and direct deposit borrowers. Personal loan cumulative net losses (“CNLs”) have improved notably versus the peak levels we saw in 2021 for this asset class. Our third quarter 2023 vintages are trending approximately 40% lower than the peak level we saw in the fourth quarter of 2021 at month-on-book (“MOB”) 12. Our first quarter 2023 vintage CNLs are trending 20% lower than the peak level we saw in the fourth quarter of 2021 (at MOB 18). For auto loans, CNLs for our 2023 vintages have also improved notably relative to the peak levels we saw in 2022. CNLs for our third quarter 2023 vintages are trending approximately 50% lower than the peak level we saw in the third quarter of 2022 (at MOB 10). Our first quarter 2023 vintage CNLs are trending 30% lower than the peak levels we saw in the first quarter of 2022 (at MOB 16). 2023 Personal Loan CNLs Relative to Peak 2021 Levels 2023 Auto Loan CNLs Relative to Peak 2022 Levels 4Q21 (peak MOB 12 level) 1Q23 (latest MOB 12 data) 1Q22 (peak MOB 16 level) 1Q23 (latest MOB 16 data) 4Q21 (peak MOB 18 level) 3Q23 (latest MOB 18 data) Peak CNL levels Latest data for 2023 vintages at same Month on Book (“MOB”) 3Q22 (peak MOB 10 level) 3Q23 (latest MOB 10 data) 37% improvement 53% improvement 20% improvement 30% improvement

Funding and Balance Sheet Efficiency

Funding

We've made significant progress this year enhancing capital efficiency by (i) substantially optimizing our ABS program and (ii) diversifying our funding sources. Moreover, the demand for consumer assets continues to strengthen and pricing has meaningfully improved compared to 2023.

As of year-to-date September 30, 2024, we've issued $4.4 billion in our ABS program across 12 transactions, marketed to our network of 125 institutional funding partners. We closed our second AAA-rated ABS transaction in the third quarter. The $500 million personal loan deal was well over-subscribed and executed at the lowest cost of capital since early 2022. Barring material changes to the broader funding environment, we expect ABS net risk retention levels to continue to range at 4-5% of the notional size of our personal loan ABS deals.

We also executed our second pass-through securitization of the year in October for $100 million. The structure of pass-through transactions require net risk retention levels of a minimal 1% of the notional size. We expect to execute 1-2 more of these transactions over the next three months, and will continue to scale the program heading into 2025, as we see significant demand from our investors.

Finally, we will continue to utilize and grow our privately managed funds and forward flow programs, both of which require minimal to zero use of our capital.

Based on our current outlook, we expect all non-ABS funding channels to contribute 30-40% of our funding in the fourth quarter of 2024. As a result, we expect total net risk retention levels, incorporating all of our funding channels (including ABS), to range between 2-3% of total network volume for the remainder of the year.

Access to diverse sources of funding, limiting Pagaya's use of capital to fund volume

Pre-funded ABS issuance	Privately managed funds	Pass-through securitizations	Forward flow
~$6-7B annual	~$3B AUM	~$500M annual	~$1B annual
Net risk retention of ~4% to 5%	Average risk retention of 0% to 1%		

Total risk retention as a % of network volume reached 2-3% by the end of the third quarter

*All figures above are based on current pace of network volumes funded. Risk retention refers to upfront use of Pagaya's capital for each funding source as a % of notional size.

11

12 Balance sheet In September, we announced a series of opportunistic transactions to refinance high-cost debt and unlock additional access to liquidity. We issued $160 million of exchangeable notes with an annual coupon of 6.125%, upsized from $125 million, resulting in net proceeds of ~$146 million. Additionally, we upsized our existing term loan by ~$70 million and announced a sale of $100 million of balance sheet securities - ~$60 million of which has already been executed at a premium to its initial cost. Total expected proceeds of over $300 million will largely be used to repay ~$270 million of secured borrowing facilities, which carry an average interest rate of mid-to-high teens. These transactions meaningfully de-risk our balance sheet, improve liquidity with the release of high- quality collateral, and are expected to reduce annual interest expense by approximately $30 million. We expect to complete these transactions by the end of 2024. As of September 30, 2024, our balance sheet primarily consisted of $181 million in Cash and Cash Equivalents and $923 million of Investments in Loans and Securities (risk retention assets from our sponsored ABS transactions). More detail on the composition and fair value changes of this portfolio can be found in our 3Q’24 earnings supplement, published on our Investor Relations website. In the third quarter, we recorded a credit-related impairment of $70 million in Other Expenses, net, primarily related to losses on our 2023 risk retention assets. These fair value adjustments are mainly the result of the meaningfully higher cost of capital at which our 2023 transactions were executed, leaving minimal to no cushion against even small changes in initial loss assumptions. Additionally, we reported a change in gross unrealized loss of $19M in Other Comprehensive Income in Shareholder’s Equity. As noted, we expect to reach GAAP profitability during 2025, including the impact of any future credit impairments. 2024 Financial Outlook Network Volume Full-year 2024 outlook $9.5B to $9.7B Total Revenue & Other Income $1,010M to $1,025M Adjusted EBITDA $195M to $205M FY24E

13 Conference Call and Webcast Information The Company will hold a webcast and conference call today, November 12th, 2024, at 8:30 a.m. Eastern Time. A live webcast of the call will be available via the Investor Relations section of the Company’s website at investor.pagaya.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly before the call, the accompanying materials will be made available on the Company’s website. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website. The conference call can also be accessed by dialing 1-877-407-9208 or 1-201-493-6784. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13749063. The telephone replay will be available starting shortly after the call until Tuesday, November 26, 2024. A replay will also be available on the Investor Relations website following the call. About Pagaya Technologies Pagaya (NASDAQ: PGY) is a global technology company making life-changing financial products and services available to more people nationwide, as it reshapes the financial services ecosystem. By using machine learning, a vast data network and an AI-driven approach, Pagaya provides comprehensive consumer credit and residential real estate solutions for its partners, their customers, and investors. Its proprietary API and capital solutions integrate into its network of partners to deliver seamless user experiences and greater access to the mainstream economy. Pagaya has offices in New York and Tel Aviv. For more information, visit pagaya.com. INVESTORS & ANALYSTS Joshua Fagen Head of Investor Relations ir@pagaya.com MEDIA & PRESS Emily Passer Head of PR & External Communications press@pagaya.com

14 Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “continue,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “future,” “strategy,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. All statements other than statements of historical fact are forward-looking statements, including statements regarding: The Company’s strategy and future operations, including the Company’s ability to continue to deliver consistent results for its lending partners and investors; the Company’s ability to continue to drive sustainable gains in profitability; the Company’s ability to achieve continued momentum in its business; the Company’s ability to achieve positive net cash flow by 2025; and the Company’s financial outlook for Network Volume, Total Revenue and Other Income and Adjusted EBITDA for the fourth quarter of 2024 and full year 2024. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s ability to attract new partners and to retain and grow its relationships with existing partners to support the underlying investment needs for its securitizations and funds products; the need to maintain a consistently high level of trust in its brand; the concentration of a large percentage of its investment revenue with a small number of partners and platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to improve, operate and implement its technology, its existing funding arrangements for the Company and its affiliates that may not be renewed or replaced or its existing funding sources that may be unwilling or unable to provide funding to it on terms acceptable to it, or at all; the performance of loans facilitated through its model; changes in market interest rates; its securitizations, warehouse credit facility agreements; the impact on its business of general economic conditions, including, but not limited to rising interest rates, inflation, supply chain disruptions, exchange rate fluctuations and labor shortages; the effect of and uncertainties related to public health crises such as the COVID-19 pandemic (including any government responses there to); geopolitical conflicts such as the war in Israel; its ability to realize the potential benefits of past or future acquisitions; anticipated benefits and savings from our previously announced reduction in workforce; changes in the political, legal and regulatory framework for AI technology, machine learning, financial institutions and consumer protection; the ability to maintain the listing of our securities on NASDAQ; the financial performance of our partners, and fluctuations in the U.S. consumer credit and housing market; its ability to grow effectively through strategic alliances; seasonal fluctuations in our revenue as a result of consumer spending and saving patterns; pending and future litigation, regulatory actions and/ or compliance issues including with respect to the merger with EJF Acquisition Corp.; and other risks that are described in and the Company’s Form 10-k filed on April 25, 2024 and subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, reflect the Company’s current beliefs and are based on information currently available as of the date they are made, and the Company assumes no obligation and does not intend to update these forward-looking statements. Financial Information; Non-GAAP Financial Measures Some of the unaudited financial information and data contained in this press release and Form 8-K, such as Fee Revenue Less Production Costs (“FRLPC”), Adjusted EBITDA and Adjusted Net Income (Loss), have not been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). To supplement the unaudited consolidated financial statements prepared and presented in accordance with U.S. GAAP, management uses the non-GAAP financial measures FRLPC, Adjusted

15 Net Income (Loss) and Adjusted EBITDA to provide investors with additional information about our financial performance and to enhance the overall understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our business. Management believes these non-GAAP measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods. However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by U.S. GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our unaudited consolidated financial statements prepared and presented in accordance with U.S. GAAP. To address these limitations, management provides a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to net income (loss) attributable to Pagaya’s shareholders and a calculation of FRLPC. Management encourages investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted Net Income (Loss) and Adjusted EBITDA in conjunction with its respective related GAAP financial measures. Non-GAAP financial measures include the following items: Fee Revenue Less Production Costs (“FRLPC”) is defined as revenue from fees less production costs. FRLPC as a percentage of network volume (or FRLPC %) is defined as FRLPC divided by Network Volume. Adjusted Net Income (Loss) is defined as net income (loss) attributable to Pagaya Technologies Ltd.’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, impairment, including credit-related charges, restructuring expenses, transaction-related expenses, and non-recurring expenses associated with mergers and acquisitions. Adjusted EBITDA is defined as net income (loss) attributable to Pagaya Technologies Ltd.’s shareholders excluding share-based compensation expense, change in fair value of warrant liability, impairment, including credit-related charges, restructuring expenses, transaction-related expenses, non-recurring expenses associated with mergers and acquisitions, interest expense, depreciation expense, and income tax expense (benefit). These items are excluded from our Adjusted Net Income (Loss) and Adjusted EBITDA measures because they are noncash in nature, or because the amount and timing of these items is unpredictable, is not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. We believe FRLPC, Adjusted Net Income (Loss) and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, we have included FRLPC, Adjusted Net Income (Loss) and Adjusted EBITDA because these are key measurements used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. However, this non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with U.S. GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. The tables below provide reconciliations of Adjusted EBITDA to Net Loss Attributable to Pagaya Technologies Ltd., its most directly comparable U.S. GAAP amount. In addition, Pagaya provides outlook for the fourth quarter of 2024 and the fiscal year 2024 on a non-GAAP basis. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Loss Attributable to Pagaya under “Full-Year 2024 Financial Outlook” without unreasonable effort because certain items that impact net income (loss) and other reconciling items are out of the Company’s control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s U.S. GAAP financial results.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Revenue				
Revenue from fees	$ 249,283	$ 201,447	$ 728,881	$ 562,386
Other Income				
Interest income	8,735	10,375	24,672	30,965
Investment income (loss)	(784)	(65)	(699)	656
Total Revenue and Other Income	**257,234**	**211,757**	**752,854**	**594,007**
Production costs	148,965	128,792	439,448	374,462
Technology, data and product development[1]	16,655	18,039	57,970	56,833
Sales and marketing[1]	11,440	11,339	35,028	40,197
General and administrative[1]	57,790	53,425	185,307	157,567
Total Costs and Operating Expenses	**234,850**	**211,595**	**717,753**	**629,059**
Operating Income (Loss)	**22,384**	**162**	**35,101**	**(35,052)**
Other expense, net	(108,139)	(47,260)	(215,682)	(131,135)
Loss Before Income Taxes	(85,755)	(47,098)	(180,581)	(166,187)
Income tax expense (benefit)	(11,524)	(1,158)	7,991	10,515
Net Loss Including Noncontrolling Interests	**(74,231)**	**(45,940)**	**(188,572)**	**(176,702)**
Less: Net loss attributable to noncontrolling interests	(6,755)	(24,188)	(25,088)	(62,682)
Net Loss Attributable to Pagaya Technologies Ltd.	**$ (67,476)**	**$ (21,752)**	**$ (163,484)**	**$ (114,020)**
Per share data:				
Net loss per share:				
Basic and Diluted[3]	$ (0.93)	$ (0.36)	$ (2.35)	$ (1.91)
Non-GAAP adjusted net income [2]	**$ 33,122**	**$ 14,296**	**$ 53,641**	**$ 4,167**
Non-GAAP adjusted net income per share:				
Basic[3]	$ 0.46	$ 0.24	$ 0.77	$ 0.07
Diluted[3]	$ 0.44	$ 0.22	$ 0.75	$ 0.07
Weighted average shares outstanding:				
Basic[3]	72,728,667	60,713,648	69,619,813	59,617,660
Diluted[3]	74,465,363	66,366,055	71,130,891	61,512,327

(1) The following table sets forth share-based compensation for the periods indicated below:

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Technology, data and product development	$ 1,011	$ 3,467	$ 6,985	$ 8,915
Selling and marketing	2,875	3,469	9,594	10,979
General and administrative	8,447	13,801	29,273	37,418
Total	$ 12,333	$ 20,737	$ 45,852	$ 57,312

(2) See "Reconciliation of Non-GAAP Financial Measures."
(3) Share amounts have been retroactively adjusted to reflect the 1-for-12 reverse share split effected on March 8, 2024.

16

17 (In thousands) September 30, 2024 December 31, 2023 Assets Current assets: Cash and cash equivalents $ 147,099 $ 186,478 Restricted cash 17,617 16,874 Fees and other receivables 98,280 79,526 Investments in loans and securities 11,251 2,490 Prepaid expenses and other current assets 24,214 18,034 Total current assets 298,461 303,402 Restricted cash 16,331 19,189 Fees and other receivables 30,783 34,181 Investments in loans and securities 912,131 714,303 Equity method and other investments 25,778 26,383 Right-of-use assets 34,087 55,729 Property and equipment, net 39,359 41,557 Goodwill 10,945 10,945 Intangible assets 638 2,550 Prepaid expenses and other assets 1,064 137 Deferred offering costs 1,198 — Total non-current assets 1,072,314 904,974 Total Assets $ 1,370,775 $ 1,208,376 Liabilities and Shareholders’ Equity Current liabilities: Accounts payable $ 5,835 $ 1,286 Accrued expenses and other liabilities 32,550 28,562 Current maturities of operating lease liabilities 5,491 6,931 Current portion of long-term debt 12,750 — Secured borrowing 195,457 37,685 Income taxes payable 2,370 461 Total current liabilities 254,453 74,925 Non-current liabilities: Warrant liability 2,884 3,242 Revolving credit facility 15,000 90,000 Long-term debt 217,424 — Secured borrowing 213,268 234,028 Operating lease liabilities 27,693 43,940 Long-term tax liabilities 22,839 22,135 Deferred tax liabilities, net 189 107 Total non-current liabilities 499,297 393,452 Total Liabilities 753,750 468,377 Redeemable convertible preferred shares 74,250 74,250 Shareholders’ equity: Additional paid-in capital 1,258,862 1,101,914 Accumulated other comprehensive income (loss) (90,432) 444 Accumulated deficit (706,121) (542,637) Total Pagaya Technologies Ltd. shareholders’ equity 462,309 559,721 Noncontrolling interests 80,466 106,028 Total shareholders’ equity 542,775 665,749 Total Liabilities, Redeemable Convertible Preferred Shares, and Shareholders’ Equity $ 1,370,775 $ 1,208,376 Consolidated Statements of Financial Position (Unaudited)

18 Nine Months Ended September 30, (In thousands) 2024 2023 Cash flows from operating activities Net loss including noncontrolling interests $ (188,572) $ (176,702) Adjustments to reconcile net income (loss) to net cash used in operating activities: Equity method (income) loss 699 (655) Depreciation and amortization 20,475 13,161 Share-based compensation 45,852 57,312 Fair value adjustment to warrant liability (358) 3,763 Impairment loss on investments in loans and securities 155,960 115,644 Write-off of capitalized software 3,145 1,935 Tax benefit related to release of valuation allowance — (1,162) Long-term debt issuance costs amortization 2,065 — Loss (gain) on foreign exchange 4,178 (302) Other non-cash items 367 — Change in operating assets and liabilities: Fees and other receivables (15,332) (7,666) Deferred tax liabilities, net 82 13 Prepaid expenses and other assets (8,213) 1,812 Right-of-use assets 1,462 6,435 Accounts payable 4,607 (374) Accrued expenses and other liabilities 4,121 (16,682) Operating lease liability (441) (6,433) Income tax/long term tax liabilities 4,360 529 Net cash provided by (used in) operating activities 34,457 (9,372) Cash flows from investing activities Proceeds from the sale/maturity/prepayment of: Investments in loans and securities 89,905 134,101 Equity method and other investments 31 — Cash and restricted cash acquired from Darwin Homes, Inc. — 1,608 Payments for the purchase of: Investments in loans and securities (538,727) (436,242) Property and equipment (13,761) (15,555) Equity method and other investments (125) — Net cash used in investing activities (462,677) (316,088) Cash flows from financing activities Proceeds from sale of ordinary shares, net of issuance costs 89,956 — Proceeds from long-term debt 244,725 — Proceeds from issuance of redeemable convertible preferred shares, net — 74,250 Proceeds from secured borrowing 254,895 314,276 Proceeds received from noncontrolling interests 2,815 19,235 Proceeds from revolving credit facility 59,000 110,000 Proceeds from exercise of stock options and stock purchase plan 3,160 2,538 Proceeds from issuance of ordinary shares from the Equity Financing Purchase Agreement 11,865 3,793 Distributions made to noncontrolling interests (7,892) (39,321) Payments made to revolving credit facility (134,000) (25,000) Payments made to secured borrowing (117,883) (182,358) Payments made to long-term debt (9,563) — Long-term debt issuance costs (7,974) — Payments for deferred offering costs (1,198) — Settlement of share-based compensation in satisfaction of tax withholding requirements — (650) Net cash provided by financing activities 387,906 276,763 Effect of exchange rate changes on cash, cash equivalents and restricted cash (1,180) (4,201) Net increase (decrease) in cash, cash equivalents and restricted cash (41,494) (52,898) Cash, cash equivalents and restricted cash, beginning of period 222,541 337,076 Cash, cash equivalents and restricted cash, end of period $ 181,047 $ 284,178 Consolidated Statements of Cash Flows (Unaudited)

19 Reconciliation of Non-GAAP Financial Measures (Unaudited) Three Months Ended September 30, Nine Months Ended September 30, ($ in thousands, unless otherwise noted) 2024 2023 2024 2023 Net Loss Attributable to Pagaya Technologies Ltd. $ (67,476) $ (21,752) $ (163,484) $ (114,020) Adjusted to exclude the following: Share-based compensation 12,333 20,737 45,852 57,312 Fair value adjustment to warrant liability 1,213 1,328 (358) 3,763 Impairment loss on certain investments 81,827 9,130 159,489 39,778 Write-off of capitalized software 584 305 3,145 1,935 Restructuring expenses 38 484 3,583 5,450 Transaction-related expenses 1,072 2,472 1,607 4,497 Non-recurring expenses 3,531 1,592 3,807 5,452 Adjusted Net Income (Loss) $ 33,122 $ 14,296 $ 53,641 $ 4,167 Adjusted to exclude the following: Interest expenses 27,371 9,918 64,098 19,932 Income tax expense (benefit) (11,524) (1,158) 7,991 10,515 Depreciation and amortization 7,116 5,205 20,475 13,189 Adjusted EBITDA $ 56,085 $ 28,261 $ 146,205 $ 47,803 Three Months Ended September 30, Nine Months Ended September 30, ($ in thousands, unless otherwise noted) 2024 2023 2024 2023 Fee Revenue Less Production Costs (FRLPC): Revenue from fees $ 249,283 $ 201,447 $ 728,881 $ 562,386 Production costs 148,965 128,792 439,448 374,462 Fee Revenue Less Production Costs (FRLPC) $ 100,318 $ 72,655 $ 289,433 $ 187,924 Fee Revenue Less Production Costs % (FRLPC %): Fee Revenue Less Production Costs (FRLPC) $ 100,318 $ 72,655 $ 289,433 $ 187,924 Network Volume (in millions) 2,351 2,112 7,101 5,919 Fee Revenue Less Production Costs % (FRLPC %) 4.3% 3.4% 4.1% 3.2%